Exhibit 16.1

June 8, 2010

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 3, 2010, to be filed by our former client, the Wegener Corporation. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

cc:	Ms. Phylis Eagle-Oldson, Audit Committee Chair
Mr. Troy Woodbury, President and Chief Executive Officer
Mr. James Traicoff, Chief Financial Officer